Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

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with respect to notes linked to the common stock of NextEra Energy, Inc., $2,520,000; and
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with respect to notes linked to the common stock of Newmont Corporation, $2,262,600
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with respect to notes linked to the common stock of Advanced Micro Devices, Inc., $20,260,900